U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2016

GOLDEN GLOBAL CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-54528	47-1460693
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

21573 San Germain Dr., Boca Raton, FL	33433
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 430-5935

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms the “the Company,” “Golden Global,” “we,” “us” and “our” refer to Golden Global Corp.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 8.01 of this Current Report on Form 8-K is incorporated into this item by reference.

Item 8.01	Other Matters.

At the opening of trading on September 16, 2016, we effected a reverse split of our common stock at a ratio of 1:1800. In connection therewith, the Company's ticker symbol will be GLDGD for 20 trading days to designate that it is trading on a post-reverse split basis. In addition, Golden Global post-split common stock will trade under the new CUSIP Number 381057306.

As a result of the reverse stock split, each of our 1,800 pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the respective holders, and the number of outstanding shares of our common stock will be reduced from approximately 27.6 billion shares to approximately 1.53 million shares. The reverse stock split will also apply to shares of common stock issuable upon the conversion of outstanding notes payable and convertible preferred stock and upon the exercise of outstanding warrants and stock options.

The Company's transfer agent, VStock Transfer, LLC, will provide instructions to stockholders regarding the process for exchanging shares. No fractional shares will be issued as a result of the reverse stock split, and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment which will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled; by (b) the per share closing sales price of Golden Global common stock on September 16, 2016, the effective date of the reverse stock split.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

3.1	Articles of Amendment to Articles of Incorporation of Golden Global Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GLOBAL CORP.

Dated: September 20, 2016	By:	/s/ Erik Blum
Erik Blum, Chief Executive Officer